UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 5, 2013

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 SOUTH PRICE ROAD

CHANDLER, AZ 85286

(Address of Principal Executive Offices, including Zip Code)

(480) 821-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	On February 6, 2013, the Board of Directors (the “Board”) of Amkor Technology, Inc. (the “Company”) expanded the Board to eight members and appointed Robert Morse as a director of the Company.

The Board has not yet made a determination regarding the committees on which Mr. Morse will serve.

Upon his appointment to the Board, Mr. Morse became entitled to an annual retainer of $50,000, and will be paid $2,000 for each regularly scheduled Board or committee meeting he attends, and $1,000 for each telephonic Board or committee meeting he attends. Mr. Morse will also be entitled to reimbursement from the Company for travel and other reasonable out-of-pocket expenses he incurs in connection with attending Board and committee meetings. In addition, under the Company’s Amended and Restated 2007 Equity Incentive Plan (“2007 Equity Plan”), upon his appointment to the Board, Mr. Morse was automatically granted an option to purchase 20,000 shares of the Company’s common stock. Upon re-election to the Board by the Company’s stockholders, each director automatically receives an additional option to purchase 20,000 shares of the Company’s common stock, subject to the terms of the 2007 Equity Plan. Mr. Morse will become eligible for the additional option grants upon re-election by the stockholders, starting in 2014.

Additional information regarding Mr. Morse’s appointment as a director is contained in the press release attached hereto as Exhibit 99.1.

(e)	On February 5, 2013, the compensation committee of the Board approved an increase in the base salary of the Company’s chief financial officer, Joanne Solomon, from $425,000 to $460,000.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press release issued by Amkor Technology, Inc., dated February 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2013	Amkor Technology, Inc.

/s/ Gil C. Tily
Gil C. Tily
Executive Vice President, Chief Administrative Officer and General Counsel

Index to Exhibits

Exhibit	Description

99.1	Press release issued by Amkor Technology, Inc., dated February 7, 2013.

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